Contact at Sequa: Linda Kyriakou 212-986-5500

Contact at FLYi: Rick DiLisi 703-650-6019

Chromalloy to Maintain Independence Air Engines

New York, November 10 - Chromalloy Gas Turbine Corporation, a unit of Sequa Corporation (NYSE: SQAA), and Independence Air, the low-fare airline of FLYi, Inc. (Nasdaq/NM: FLYi), have concluded a multi-year agreement for the maintenance of Independence Air’s fleet of CF34 engines.

Under a ten-year “power-by-the-hour” contract, Chromalloy assumes the exclusive right to provide complete overhaul and maintenance service for the 187 CF34 engines that Independence Air flies on its 87 CRJ-200 aircraft.

Chromalloy Gas Turbine, based in San Antonio, Texas, provides the airline industry with a broad range of aftermarket services.   The largest operating unit of Sequa Corporation, Chromalloy is the world’s leading independent supplier of advanced repairs and services to critical parts for commercial jet engines.  Sequa’s other major operations serve the automotive industry, the building products industry, the international specialty chemicals market, and the graphic arts and emission control industries.  For additional information, please visit the company’s website at www.sequa.com.

This past summer, Independence Air successfully completed the largest-ever launch of new service in US aviation history and now offers low-fare service to 40 destinations, including its newest cities, Tampa and Orlando.  The Independence Air hub at Washington Dulles International Airport is the largest low-fare hub in America in terms of total departures.  For more information about Independence Air, please visit www.FLYi.com.

11/10/04

Note:  This press release may include forward-looking statements that are subject to risks and uncertainties.  A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.